EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Jason Wong
(973) 254-7612
jason.wong@tiffany.com

TIFFANY REPORTS FIRST QUARTER RESULTS

New York, N.Y., June 9, 2020 - Tiffany & Co. (NYSE: TIF) today reported its financial results for the three months ended April 30, 2020 (“first quarter”). Worldwide net sales as reported and on a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”) were below the prior year primarily as a result of the temporary closures of a substantial number of the Company’s stores around the world due to the COVID-19 pandemic. Unlike calendar year-end companies, the Company’s first quarter began February 1, meaning that the COVID-19 pandemic affected its entire quarter. The significant decline in net sales resulted in a net loss in the quarter.

In the first quarter:

•
Worldwide net sales declined 45% to $556 million and comparable sales declined 44%; on a constant-exchange-rate basis, net sales declined by 44% as compared to the prior year and comparable sales declined 43%. These sales declines reflected closures of Company retail stores across all of its global markets at various times during the first quarter of 2020 due to COVID-19.

•
Net loss was $65 million, or $0.53 per share, for the first quarter of 2020 compared to net income of $125 million, or $1.03 per diluted share, in the prior year. Excluding certain costs recorded in the period related to the pending acquisition of the Company (the “Merger”) by LVMH Moët Hennessy - Louis Vuitton SE (“LVMH”), pursuant to the Agreement and Plan of Merger, dated as of November 24, 2019 (the “Merger Agreement”) by and among the Company, LVMH, Breakfast Holdings Acquisition Corp. and Breakfast Acquisition Corp., as well as certain other non-recurring items, first quarter net loss was $64 million, or $0.53 per share (see “Non-GAAP Measures”).

•
On June 8, 2020, as a precautionary measure in order to maintain flexibility with respect to its liquidity sources and provide additional financial maintenance covenant headroom, the Company entered into amendments to its global revolving credit facility (the “Credit Facility”), the guaranty related to its Shanghai revolving credit facility (the “Shanghai Guaranty”) and its various private notes. These amendments primarily modify the financial ratio thresholds set forth in certain covenants included in the agreements governing these debt issuances through and including the Company’s fiscal quarter ending April 30, 2021.

Alessandro Bogliolo, Chief Executive Officer, said, “The character and strength of Tiffany & Co. have been tested many times over the past 183 years and, because of its exceptionally talented and devoted employees, the Company has always been able to persevere and succeed. That is why we took balanced and appropriate steps, like much of the luxury industry, to protect our valued employees who are the heart and soul of the Brand. The entire Tiffany family has shown extraordinary agility and is fully committed to ensuring that the deep connection we have built with our customers is enhanced and strengthened during these difficult times.

While the first quarter was very challenging with sales and earnings significantly impacted by COVID-19, the impact of which we expect to negatively affect our full-year sales and earnings relative to 2019, I am confident Tiffany’s best days remain in front of us because there is evidence that the strategic decisions we took to focus on our Mainland China domestic business, global e-commerce, and new product innovation are paying off - even against the backdrop of a global pandemic. Let me expand, briefly, on each of these elements.

“First, while sales in key markets like the United States and Japan were down significantly during the first quarter, our business performance in Mainland China, which was the first market impacted by the virus, is indicative that a robust recovery is underway.  Retail sales in Mainland China were down approximately 85% and 15% during the first and second months of the quarter, but up approximately 30% during April, each as compared to the same period in the prior year.  Moreover, that sequential strength has continued to accelerate with May retail sales in Mainland China up approximately 90% despite global net sales being down approximately 40% in that month as compared to May 2019. This evidence not only leads us to believe that our global net sales will significantly improve over the balance of the fiscal year relative to our year-to-date performance, but also confirms that our decision to invest heavily in growing our domestic business in Mainland China was particularly prudent and well-timed, given the recent sharp decline in Chinese tourism abroad and the increase in local consumption. We are confident that Tiffany is now well positioned to benefit in the years ahead in this important market.

“Second, while first quarter sales were negatively impacted due to numerous store closures resulting from COVID-19, our global e-commerce business has performed well in the quarter due, in part, to last year’s complete re-platforming of the front-end of our e-commerce sites and our decision to stand up a sales-enabled website in Mainland China.  First quarter e-commerce sales were up 23% globally with key markets such as the United States and the United Kingdom up 14% and 15%, respectively. Additionally, sales through our Mainland China e-commerce portal have grown sequentially every quarter since the portal was launched last July. Our strong global online sales trend has continued through May, with global e-commerce sales more than doubling those of May 2019, reflecting significant increases across every region, and bringing our global e-commerce sales up to approximately 15% of our total net sales for the fiscal year-to-date May period versus the 6% that global e-commerce sales represented in each of the last three full fiscal years.

“Finally, Tiffany T1 - our newly launched collection in rose gold and gold with diamonds - is off to a tremendous start with cumulative sales through the end of May matching our original projections despite a significant number of our stores being closed around the world.  Based on our experience with the Tiffany HardWear and Paper Flowers launches, we believe it is likely that year one sales of T1 will eclipse year one sales for these two launches combined and may well exceed the sales of Tiffany T-Color, which was successfully launched last October and since then has been often out-of-stock due to overwhelming demand.

Mr. Bogliolo finished his comments by saying: “For these reasons, and as I stated earlier, I am confident that Tiffany’s best days remain ahead of us and I am excited we will be taking that journey with LVMH by our side. On the topic of the merger, we are pleased that there has been additional progress with the antitrust / competition process in the last few weeks; notably, we obtained clearance last week for the transaction from the Federal Antimonopoly Service of Russia and were notified in late May that the Mexican competition authority has declared our filing to be complete.”

Mark Erceg, Chief Financial Officer, added, “Tiffany has an investment grade balance sheet, has ample cash on hand and was in compliance with all debt covenants as of April 30, 2020.  Nonetheless, we still took the decision (as have many other companies) to amend certain of our debt agreements in order to create additional financial covenant headroom given these unprecedented times. These amendments were executed on June 8, 2020 and effect changes to certain provisions and covenants from the second quarter of fiscal 2020 through and including the first quarter of fiscal 2021, including, among other things: (a) an increase in the maximum leverage ratio under the Credit Facility, Shanghai Guaranty and our private notes, to 4.50 to 1.00; and (b) a reduction of the fixed charge coverage ratio test for debt incurrence in our private notes to 0.75 to 1.00. Based on our current forecast, we believe that these amendments give us ample headroom during the effective amendment period to remain in compliance with our leverage ratio financial maintenance covenant, and to meet the fixed charge ratio test for debt incurrence. The amendments are also permitted under the Merger Agreement. Finally, we have thoughtfully revised our plans to significantly reduce costs and dramatically lower our CAPEX spending by postponing selected projects for the year, versus our going-in plans, to help protect earnings and preserve cash.”

Net sales by region in the first quarter were as follows:

•
In the Americas, total net sales declined 45% to $225 million, which included a comparable sales decline of 45%. On a constant-exchange-rate basis, both total net sales and comparable sales declined 44%. Management attributed the declines to COVID-19 and the resulting closures of substantially all of our stores in the region that began in mid-March and persisted through the end of the first quarter.

•
In Asia-Pacific, total net sales declined 46% to $174 million and comparable sales declined 45%. On a constant-exchange-rate basis, total sales decreased 44% and comparable sales declined 42% as compared to the prior year. Management attributed the declines to the impact of COVID-19 that caused store closures in Mainland China beginning in February and spread to the rest of the Asia-Pacific markets in March and April. Stores began to re-open in Mainland China at the end of February. As of April 30, 2020, approximately 85% of the Company’s retail stores in this region were fully or partially open.

•
In Japan, total net sales declined 40% to $86 million and comparable sales declined 41%. On a constant-exchange-rate basis, total sales and comparable sales decreased by 41% and 42%, respectively, as compared to the prior year. Management attributed the decreases to the effects of COVID-19, including the resulting closures of substantially all of the Company’s stores across the region, which primarily began in early April 2020, and the decline in tourist traffic that persisted throughout the quarter.  As of April 30, 2020, approximately 5% of the Company’s retail stores in this region were fully or partially open.

•
In Europe, total net sales declined 40% to $61 million, and comparable sales declined 42%. On a constant-exchange-rate basis, total sales and comparable sales decreased 38% and 40%, respectively. The decline in total net sales reflected the impact of COVID-19 and the resulting store closures that primarily began in mid-March and persisted through the second half of April, when various markets slowly began re-opening. As of April 30, 2020, approximately 15% of the Company’s retail stores in this region were fully or partially open.

•	Other net sales of $9 million were 65% below the prior year due to the impact of COVID-19 and lower wholesale sales of diamonds.

•
Tiffany closed two Company-operated stores in the first quarter and relocated two stores. At April 30, 2020, the Company operated 324 stores (123 in the Americas, 90 in Asia-Pacific, 58 in Japan, 48 in Europe, and five in the UAE), versus 321 stores a year ago (124 in the Americas, 89 in Asia-Pacific, 56 in Japan, 47 in Europe, and five in the UAE). As of April 30, 2020, approximately 70% of the Company’s retail stores remained closed worldwide. The Company has continued to gradually reopen a number of retail stores across its markets in accordance with applicable guidelines established by local governments.

•
Sales results by jewelry category in the first quarter were as follows: Jewelry Collections declined 44%, Engagement Jewelry declined 49% and Designer Jewelry declined 39%, which management attributed to the effects of COVID-19 and the resulting store closures across the markets.

Other highlights in the first quarter:

•
Gross margin (gross profit as a percentage of net sales) of 55.6% was below the prior year’s 61.7%. The lower margin was largely due to (i) sales deleverage on fixed costs resulting from the effects of COVID-19 on net sales, (ii) certain overhead costs not capitalized in the period resulting from certain manufacturing locations being closed or operating at reduced capacity during the first quarter due to COVID-19 and (iii) an increase in inventory reserves. Additionally, the first quarter of 2020 included the impact of a $12.3 million charge that was recorded to fully reserve the asset related to an expected insurance recovery in respect of the bankruptcy filing of a metal refiner to which the Company entrusted precious scrap metal.

•
Selling, general and administrative (“SG&A”) expenses, which included $16.3 million of costs related to the pending Merger and a $12.0 million charitable contribution to The Tiffany & Co. Foundation (see “Non-GAAP Measures” for further details), decreased 10% from the prior year. These costs were more than offset by decreased store occupancy expenses and a decrease in labor and incentive compensation costs. Excluding the pending Merger related costs and the charitable contribution noted above, SG&A expenses decreased $72.2 million, or 16%, compared to the prior year (see “Non-GAAP Measures”). SG&A expenses as a percentage of net sales increased significantly due to sales deleverage on operating expenses resulting from the effects of COVID-19 on net sales. Changes in foreign currency exchange rates did not have a meaningful effect on SG&A expenses in the first quarter as compared with the prior year.

•
The effective income tax rate for the three months ended April 30, 2020 was 28.0% versus 17.3% in the prior year. The increase in the effective income tax rate for the three months ended April 30, 2020 was primarily due to the jurisdictional mix of earnings, which are taxed at the statutory tax rates applicable to each jurisdiction, as well as an estimated increase in the Global Intangible Low-Taxed Income (“GILTI”) tax, each of which reflects the impact of COVID-19 on the Company’s results of operations.

•	The Company did not repurchase any shares of its Common Stock in the first quarter pursuant to certain restrictions set forth in the Merger Agreement.

•	Net inventories at April 30, 2020 were 2% above the prior year.

•
At April 30, 2020, cash and cash equivalents and short-term investments totaled $1.1 billion. Total debt (short-term borrowings and long-term debt) of $1.5 billion represented 48% of stockholders’ equity, versus 32% a year ago. This increase was primarily the result of a $500 million drawdown on the Company’s revolving credit facility during the quarter. This drawdown, which was permitted under the Merger

Agreement, was a precautionary measure in order to increase the Company’s cash position and maintain financial flexibility in light of uncertainty in the global markets resulting from COVID-19. The drawdown proceeds can be repaid at any time. Management believes that cash on hand, internally generated cash flows and the funds available under the Company’s revolving credit facilities are sufficient to support the Company’s liquidity and capital requirements for the foreseeable future.

•	As mentioned in the previous earnings release for the fourth quarter and full year of fiscal 2019, the Company will not be communicating an outlook for the remainder of the year.

The Company continues to operate in a dynamic environment, which will continue to evolve. The full extent of the impact of the COVID-19 pandemic on the Company’s operational and financial performance will depend on many factors outside the Company’s control.

Conference Call:
In light of the Company’s entry into the Merger Agreement, the Company will not conduct a conference call to review its results for the three months ended April 30, 2020. These results are set forth in the Company’s Form 10-Q filed today with the U.S. Securities and Exchange Commission.

Next Scheduled Announcement:
The Company expects to report its financial results for the second quarter ending July 31, 2020 by issuing a news release.  To receive email alerts of this release, as well as other future announcements, please register at investor.tiffany.com (and click on “Contact Us/Email Alerts”).

About Tiffany & Co.:
In 1837, Charles Lewis Tiffany founded his company in New York City where his store was soon acclaimed as the palace of jewels for its exceptional gemstones. Since then, TIFFANY & CO. has become synonymous with elegance, innovative design, fine craftsmanship and creative excellence. During the 20th century fame thrived worldwide with store network expansion and continuous cultural relevance, as exemplified by Truman Capote’s Breakfast at Tiffany’s and the film starring Audrey Hepburn.

Today, with more than 14,000 employees, TIFFANY & CO. and its subsidiaries design, manufacture and market jewelry, watches and luxury accessories - including more than 5,000 skilled artisans who cut diamonds and craft jewelry in the Company’s workshops, realizing its commitment to superlative quality. The Company operates more than 300 TIFFANY & CO. retail stores worldwide as part of its omnichannel approach. To learn more about TIFFANY & CO. as well as its commitment to sustainability, please visit www.tiffany.com.

Forward-Looking Statements:
The historical trends and results reported in this release should not be considered an indication of future performance. Further, statements contained in this release that are not statements of historical fact, including those that refer to plans, assumptions and expectations for future periods, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the pending Merger and the anticipated benefits thereof. Forward-looking statements include, but are not limited to, statements that can be identified by the use of words such as ‘expects, ‘projects,’ ‘anticipates,’ ‘assumes,’ ‘forecasts,’ ‘plans,’ ‘believes,’ ‘intends,’ ‘estimates,’ ‘pursues,’ ‘scheduled,’ ‘continues,’ ‘outlook,’ ‘may,’ ‘will,’ ‘can,’ ‘should’ and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements the Company makes regarding its plans, assumptions, expectations, beliefs and objectives with respect to the Merger; the Company’s assumptions, expectations and beliefs with respect to COVID-19, including the impact thereof on the Company’s business, revenues, cash flows and results of operations; expectations for the Tiffany T-1 product launch; store openings and closings; store productivity; the renovation of the Company’s New York Flagship store, including the timing and cost thereof, and the temporary relocation of its retail operations to 6 East 57th Street; product introductions; sales; sales growth; sales trends; store traffic; the Company’s strategy and initiatives and the pace of execution thereon; the amount and timing of investment spending; the Company’s objectives to compete in the global luxury market and to improve financial performance; retail prices; gross margin; operating margin; expenses; interest expense and financing costs; effective income tax rate; the nature, amount or scope of charges resulting from recent revisions to the U.S. tax code; net earnings and net earnings per share; share count; inventories; capital expenditures; cash flow; liquidity, including the need to incur additional indebtedness; compliance with covenants under the Company’s debt instruments, including the financial ratios set forth therein; currency translation; macroeconomic and geopolitical conditions; growth opportunities; litigation outcomes and recovery related thereto; amounts recovered under Company insurance policies; contributions to Company pension plans; and certain ongoing or planned real estate, product, marketing, retail, customer experience, manufacturing, supply chain, information systems development, upgrades and replacement, and other operational initiatives and strategic priorities.

These forward-looking statements are not guarantees of future results and are based upon the current views, assumptions and plans of management, and speak only as of the date on which they are made and are subject to a number of factors, risks and uncertainties, many of which are outside of the Company’s control. You should not place undue reliance on such statements. Actual results could therefore differ materially from the planned, assumed or expected results expressed in, or implied by, these forward-looking statements. While the Company cannot predict all of the factors that could form the basis of such differences, key factors, risks and uncertainties include, but are not limited to: the recent outbreak of COVID-19, including the duration and scope thereof, the availability of a vaccine or cure that mitigates the effect of the virus, and changes in financial, business, travel and tourism, consumer discretionary spending and other general consumer behaviors, political, public health and other conditions, circumstances, requirements and practices resulting therefrom; global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; changes in taxation policies and regulations (including changes effected by the recent revisions to the U.S. tax code) or changes in the guidance related to, or interpretation of, such policies and regulations; shifting tourism trends; the recent widespread protests in the U.S.; regional instability; violence (including terrorist activities); political activities or events (including the potential for rapid and unexpected changes in government, economic and political policies, the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade, including as a result of changes in diplomatic and trade relations or agreements with other countries); weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as the Company’s ability to accurately predict and timely respond to such changes; shifts in the Company’s product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; adverse publicity regarding the Company and its products, the Company’s third-party vendors or the diamond or jewelry industry more generally; any non-compliance by third-party vendors and suppliers with the Company’s sourcing and quality standards, codes of conduct, or contractual requirements as well as applicable laws and regulations; changes in the Company’s competitive landscape; disruptions impacting the Company’s business and operations; failure to successfully implement or make changes to the Company’s information systems; changes in the cost and timing estimates associated with the renovation of the Company’s New York Flagship store; delays caused by third parties involved in the aforementioned renovation; any casualty, damage or destruction to the Company’s New York Flagship store or 6 East 57th Street location; the Company’s ability to successfully control costs and execute on, and achieve the expected benefits from, the operational initiatives and strategic priorities referenced above; conditions to the completion of the Merger may not be satisfied or the regulatory approvals required for the Merger may not be obtained, in each case, on the terms expected or on the anticipated schedule which contemplates closing of the acquisition in the middle of 2020; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or affect the ability of the parties to recognize the benefits of the Merger; the effect of the announcement or pendency of the Merger on the Company’s business relationships, operating results and business generally; risks that the Merger disrupts the Company’s current plans and operations and potential difficulties in the Company’s employee retention as a result of the Merger; potential litigation that may be instituted against the Company or its directors or officers related to the Merger or the Merger Agreement and any adverse outcome of any such litigation; the amount of the costs, fees, expenses and other charges related to the Merger, including in the event of any unexpected delays; other risks to consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period, or at all, which may affect the Company’s business and the price of its common stock; and any adverse effects on the Company by other general industry, economic, business and/or competitive factors. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks. Developments relating to these and other factors may also warrant changes to the Company’s operating and strategic plans, including with respect to store openings, closings and renovations, capital expenditures, information systems development, inventory management, and continuing execution on, or timing of, the aforementioned initiatives and priorities. Such consequences and changes could also cause actual results to differ materially from the expected results expressed in, or implied by, the forward-looking statements.

Additional information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020 and the Company’s most recently Quarterly Report on Form 10-Q, the definitive proxy statement on Schedule 14A that the Company filed on January 6, 2020, and in the Company’s other filings made with the U.S. Securities and Exchange Commission (“SEC”) from time to time, which are available via the SEC’s website at www.sec.gov. Readers of this release should consider the risks, uncertainties and factors outlined above and in the aforementioned Form 10-K and Form 10-Q in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)
NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management also monitors and measures its performance using certain sales and earnings measures that include or exclude amounts, or are subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure (“non-GAAP financial measures”). The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with useful supplemental information that will allow them to evaluate the Company’s operating results using the same measures that management uses to monitor and measure its performance. The Company’s management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.
Net Sales
The Company’s reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Sales on a constant-exchange-rate basis are calculated by taking the current year’s sales in local currencies and translating them into U.S. dollars using the prior year’s foreign currency exchange rates. Management believes this constant-exchange-rate basis provides a useful supplemental basis for the assessment of sales performance and of comparability between reporting periods. The following tables reconcile the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	First Quarter 2020 vs. 2019
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	(45)%	(1)%	(44)%
Americas	(45)	(1)	(44)
Asia-Pacific	(46)	(2)	(44)
Japan	(40)	1	(41)
Europe	(40)	(2)	(38)
Other	(65)	—	(65)

Comparable Sales:
Worldwide	(44)%	(1)%	(43)%
Americas	(45)	(1)	(44)
Asia-Pacific	(45)	(3)	(42)
Japan	(41)	1	(42)
Europe	(42)	(2)	(40)
Other	(53)	—	(53)

	First Quarter 2020 vs. 2019
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Jewelry sales by product category:
Jewelry collections	(44)%	(1)%	(43)%
Engagement jewelry	(49)	(1)	(48)
Designer jewelry	(39)	(1)	(38)
Statement of Earnings
Internally, management monitors and measures its earnings performance excluding certain items listed below. Management believes excluding such items provides a useful supplemental basis for the assessment of the Company’s results relative to the corresponding period in the prior year. The following tables reconcile certain GAAP amounts to non-GAAP amounts:

(in millions, except per share amounts)	GAAP	Charges related to the pending Merger [a]	Sydney, Australia Recovery and Charitable Contribution [b]	Non-GAAP
Three Months Ended April 30, 2020
Gross Profit	$309.0	$0.4	$—	$309.4
As a % of sales	55.6%	—%	—%	55.7%
Selling, general & administrative expenses	414.4	(16.3)	(12.0)	386.1
As a % of sales	74.6%	(2.9)%	(2.2)%	69.5%
Loss from operations	(105.4)	16.7	12.0	(76.7)
As a % of sales	(19.0)%	3.0%	2.2%	(13.8)%
Other income, net	(25.4)	—	31.4	6.0
(Benefit) provision for income taxes	(25.2)	1.3	(4.5)	(28.4)
Effective income tax rate	28.0%	7.6%	22.9%	30.7%
Net loss	(64.6)	15.4	(14.9)	(64.1)
Diluted earnings per share *	(0.53)	0.13	(0.12)	(0.53)

[a]	Costs recorded in the first quarter of 2020 related to the pending Merger.

[b]
Recognition of (i) a pre-tax gain of $31.4 million related to amounts received as compensation for the previous acquisition of the premises containing one of the Company’s leased retail stores and an administrative office in Sydney, Australia under compulsory acquisition laws in that country and (ii) a pre-tax expense of $12.0 million for a charitable contribution to The Tiffany & Co. Foundation funded in the first quarter of 2020 in connection with the proceeds from the compensation referenced above.

* Amounts may not add due to rounding.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended April 30,
	2020	2019
Net sales	$555.5	$1,003.1

Cost of sales	246.5	383.9

Gross profit	309.0	619.2

Selling, general and administrative expenses	414.4	458.3

(Loss) earnings from operations	(105.4)	160.9

Interest expense and financing costs	9.8	10.4

Other income, net	(25.4)	(1.0)

(Loss) earnings from operations before income taxes	(89.8)	151.5

(Benefit) provision for income taxes	(25.2)	26.3

Net (loss) earnings	$(64.6)	$125.2

Net (loss) earnings per share:

Basic	$(0.53)	$1.03
Diluted	$(0.53)	$1.03

Weighted-average number of common shares:

Basic	121.2	121.4
Diluted	121.2	121.9

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	April 30, 2020	January 31, 2020	April 30, 2019
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$1,058.5	$897.4	$762.7
Accounts receivable, net	152.5	240.0	210.5
Inventories, net	2,506.2	2,463.9	2,453.8
Prepaid expenses and other current assets	314.4	274.2	215.8

Total current assets	4,031.6	3,875.5	3,642.8

Operating lease right-of-use assets	1,059.6	1,102.7	1,066.1
Property, plant and equipment, net	1,075.7	1,098.8	1,019.2
Other assets, net	576.9	583.1	547.6

	$6,743.8	$6,660.1	$6,275.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$651.9	$147.9	$142.1
Accounts payable and accrued liabilities	326.9	541.5	392.6
Current portion of operating lease liabilities	206.6	202.8	226.3
Income taxes payable	10.4	16.4	40.6
Merchandise credits and deferred revenue	60.6	61.8	72.1

Total current liabilities	1,256.4	970.4	873.7

Long-term debt	886.1	884.1	881.2
Pension/postretirement benefit obligations	377.1	374.5	284.9
Long-term portion of operating lease liabilities	964.0	1,008.4	952.1
Other long-term liabilities	79.2	87.3	111.8
Stockholders’ equity	3,181.0	3,335.4	3,172.0

	$6,743.8	$6,660.1	$6,275.7

TIF-E